Exhibit (a)(5)(xlvii)

TEXT OF E-MAIL MESSAGE SENT BY HENRIQUE GRANADEIRO, CHIEF
EXECUTIVE OFFICER OF THE COMPANY, DATED FEBRUARY 16, 2007

A little more than a year ago, when Sonaecom, BV (a Dutch corporation) launched the tender offer for the acquisition of PT and PT Multimedia, the Board of Directors rejected the offer because it considered that the offer was inadequate and the price was unfair:

•                  inadequate because it contradicts the fundamental purpose of keeping the PT project of PT as an autonomous professional project, essential for the modernization of Portugal and the projection of Portugal into the world;

•                  inadequate because the amount of debt that was implicit in the proposed transaction mortgaged opportunities for growth and expansion based on the ability to create value using the innovation resources that have been the baseline for the PT group; and

•                  inadequate because it called into question the safety provided by the economic and social model that maintains the rights of its workers and pensioners.

In addition to being inadequate, Sonaecom, BV’s tender offer for PT and PTM offered an unfair price:

•                  unfair because it did not reflect the real value of the PT group’s assets;

•                  unfair because it transferred to the shareholders of Sonae and Sonaecom the synergy value created from a market concentration model for the telecommunications sector that is unique in modern societies, especially in the social and economic environment of the European Union; and

•                  unfair because it did not reflect the growth potential of the strategic positions that the PT group holds in locations with great growth potential, such as Brazil and Africa.

This view of inadequacy and unfairness, that determined the Board of Directors’ position, was widely shared in the market.

It may be said with propriety that, for over a year, the market was deaf to the definitive statements of the highest representatives of Sonaecom, BV, who insisted that maintaining the price initially offered was already an additional premium in view of the alleged worsening conditions of the operational indicators of the Group and devaluation of its assets.

However, PT did not stop, and during this year it has carried out structural reforms that needed to be implemented, in certain circumstances with great sacrifices by its workers and managers. It also reinforced its offer of services, its quality and the trustworthiness of its relations with the customer, which became the focus and the new measure for all companies of the Group.

•                  We were on the front lines of innovation;

•                  We placed Portugal at the front of the pack in terms of access by citizens to the information society;

•                  We gained market share in TMN, PTM and ADSL;

•                  We slowed the decline of the fixed business, which is discriminated against by a regulatory framework that is blind to the structural changes of the sector;

•                  We had clear success in the turnaround of VIVO;

•                  We consolidated our presence in Africa and even invested in a new market, Namibia.

The 2006 results, which have already been disclosed, reflect the correctness of our strategic assumptions, our cost discipline and the rigor we adopted in the day-to-day life of our companies.

Contrary to all statements made in the course of one year, Sonaecom, BV announced yesterday, as has been foreseen, a new offer price, raising the price of €9.50 per share to €10.50.

The Board of Directors will meet next Tuesday to reply to the new offer in the context of its fiduciary duty. The Board has the duty to present to shareholders a recommendation to accept or reject the offer and, in the latter case, to present an alternative strategy to compensate shareholders and to develop their assets in the future.

I am confident that the Group will remain at all levels — management and employees — united in the defense of a corporate and professional project that undoubtedly constitutes a case of success in the Portuguese corporate environment. It is the clearest case of popular capitalism in Portugal and the exponent of a strong, reliable and well-regarded presence of Portugal in the international financial markets.

I am certain that, as we did during this year, we will maintain our serenity and will not let the paralyzing gas (as was the purpose) that was sprayed into our company to divert us from what has been our strength and the reason for our success, which is reflected today in the results that make us proud because they are far better than ever.

For this reason, we will:

•                  continue with enthusiasm the projects with which each one of us is involved;

•                  improve processes that are within our reach;

•                  strengthen the discipline and rigor of our decisions;

•                  increase our concern for the quality and reliability of the services we provide to our customers;

•                  intensify our efforts to attract new customers and widen our borders in the markets we compete;

•                  continue to invest in our telecommunications infrastructure and secure the provision of universal service;

These are the values that define and differentiate us.

These are our guarantors of the success of our project.

With trust and friendship,

Henrique Granadeiro